Exhibit 28.d.1.C

SECOND AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

BY AND BETWEEN

SECURIAN FUNDS TRUST

AND

SECURIAN ASSET MANAGEMENT, INC.

THIS SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT (the “Amendment”), is entered into as of February 1, 2021, by and between SECURIAN FUNDS TRUST, a Delaware statutory trust (the “Trust”), and SECURIAN ASSET MANAGEMENT, INC., a Minnesota corporation, formerly known as Advantus Capital Management, Inc. (the “Adviser). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

A. The Trust and Adviser are party to that certain Investment Advisory Agreement, dated as of May 1, 2012, as thereafter modified, including by that certain First Amendment to the Investment Advisory Agreement, dated as of May 1, 2019 (collectively, the “Agreement”).

B. On or about May 1, 2018, Adviser filed an Amendment to its Articles of Incorporation with the Office of the Minnesota Secretary of State, Filing Number 1014975400055, pursuant to which Adviser changed its corporate name from “Advantus Capital Management, Inc.” to “Securian Asset Management, Inc.”

C. The Trust and Adviser mutually desire to amend certain provisions of the Agreement, as specifically set forth below.

D. Pursuant to Section 10 of the Agreement, the Agreement may be amended upon approval by the vote of a majority of (x) the outstanding voting securities of a Fund, and (y) the trustees of the Trust who are not interested persons of any party to the Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, the Agreement may be amended without shareholder approval to the extent such is permitted under then-current regulatory interpretations of the Investment Company Act of 1940 (the “1940 Act”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser agree as follows:

1. Incorporation of Recitals. Each of the above recitals is true and correct and are incorporated herein by reference.

2. Compensation for Services. Effective as of May 1, 2021, Schedule A to the Agreement is deleted in its entirety and replaced with Schedule A attached to this Amendment.

3. Names of Certain Funds. Effective May 1, 2021, the name of: (a) the SFT Managed Volatility Equity Fund shall change to the SFT Equity Stabilization Fund, and (b) the

SFT Dynamic Managed Volatility Fund shall change to the SFT Balanced Stabilization Fund; provided, however, the actual effectiveness of such name changes shall be fully conditioned upon the Trust obtaining all necessary legal and regulatory approvals required to effectuate the revisions to the Funds’ names. Notwithstanding the foregoing, the revised names of said Funds, as set forth in this Section 3, shall be reflected in the revised Schedule A attached hereto.

4. The following is added to the first paragraph of Section 9 of the Agreement:

Notwithstanding the foregoing, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised or relaxed by a rule, regulation, interpretation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, interpretation or order.

5. Authorization. The Trust and Adviser each represent and warrant that the execution and delivery of this Amendment is within its corporate power, has been duly authorized by all necessary corporate action, and constitutes a valid and legally binding agreement enforceable against it in accordance with its terms.

6. Limited Effect. Except as set forth herein, the remaining terms and conditions of the Agreement are hereby ratified and confirmed, are in full force and effect, and shall not otherwise be affected by this Amendment.

7. Captions. The captions in this Amendment are for convenience of reference only and shall not defined or limit the provisions thereof.

8. Severability. If any provision of this Amendment shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Amendment (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder of the Agreement or this Amendment.

9. Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original copy, and which together shall constitute one and the same instrument binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart. The parties each acknowledge and agree that electronic signature via DocuSign shall constitute an original signature and shall be fully valid and binding upon such party. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic method of transmission, including without limitation DocuSign, shall be equally as effective as delivery of an original executed counterpart of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Trust and Adviser have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

TRUST:		ADVISER:

SECURIAN FUNDS TRUST, a Delaware statutory trust		SECURIAN ASSET MANAGEMENT, INC., a Minnesota corporation

By:	/s/ David M. Kuplic	By:	/s/ Gary M. Kleist
	David M. Kuplic		Gary M. Kleist

Title:	President	Title:	Senior Vice President

[Signature page to Second Amendment to Investment Advisory Agreement, by and between

Securian Funds Trust and Securian Asset Management, dated as of January 28, 2021]

Schedule A

(as amended February 1, 2021)

to

Investment Advisory Agreement

dated May 1, 2012

As compensation for the services to be rendered and the charges and expenses to be assumed and paid by the Adviser, effective as of May 1, 2021, each Fund shall pay the Adviser an annual fee based on the average daily net asset value of the respective Fund in accordance with Section 3 of the Investment Advisory Agreement and the following schedule:

Fund	Annual Rate of Fees

SFT Core Bond Fund	0.40% of the first $750 million of assets 0.35% of assets exceeding $750 million

SFT Government Money Market Fund	0.25% of the first $750 million of assets 0.20% of assets exceeding $750 million

SFT Index 500 Fund	0.15% of the first $1 billion of assets 0.10% of assets exceeding $1 billion

SFT International Bond Fund	0.60% of the first $300 million of assets 0.575% of the next $200 million of assets 0.55% of the next $500 million of assets 0.50% of assets exceeding $1 billion

SFT Index 400 Mid-Cap Fund	0.15% of the first $1 billion of assets 0.10% of assets exceeding $1 billion

SFT Real Estate Securities Fund	0.70% of the first $300 million of assets 0.675% of the next $200 million of assets 0.65% of the next $500 million of assets 0.60% of assets exceeding $1 billion

SFT Balanced Stabilization Fund	0.55% of the first $750 million of assets 0.50% of assets exceeding $750 million

SFT Equity Stabilization Fund	0.55% of the first $750 million of assets 0.50% of assets exceeding $750 million

SFT IvySM Growth Fund	0.67% of the first $300 million of assets 0.625% of the next $200 million of assets 0.60% of the next $500 million of assets 0.50% of assets exceeding $1 billion

SFT IvySM Small Cap Growth Fund	0.85% of the first $300 million of assets 0.80% of the next $200 million of assets 0.75% of the next $500 million of assets 0.70% of assets exceeding $1 billion

SFT Wellington Core Equity Fund	0.65% of the first $300 million of assets 0.625% of the next $200 million of assets 0.60% of the next $500 million of assets 0.55% of assets exceeding $1 billion

SFT T. Rowe Price Value Fund	0.67% of the first $300 million of assets 0.65% of the next $200 million of assets 0.625% of the next $500 million of assets 0.60% of assets exceeding $1 billion

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